FOR BETTER LIVING, INC.
                          13620 Lincoln Way, Suite 380
                            Auburn, California 95603

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             To Be Held May 14, 1997

                            ------------------------

   The annual meeting of stockholders of For Better Living, Inc. (the "Company") will be held at the office of Surfer Publications, 33046 Calle Aviador, San
Juan Capistrano, California 92675, on Wednesday, May 14, 1997 at 9:00 a.m., local time.

   The meeting will be held to (i) elect eight directors of the Company to serve for a term of one year or until their successors are elected and qualified; and
(ii) to consider and act upon such other business as may properly come before the meeting and at any adjournments thereof. The Bylaws of the Company require advance written notice (as well as specific information to be included in the notice) if any stockholder proposes to nominate a candidate for election as a director of the Company. See the "Voting by Stockholders" section of the Company's Proxy Statement for additional information.

   The Board of Directors has fixed the close of business on April 14, 1997 as the record date for determining those stockholders who will be entitled to vote at the meeting and at any adjournments thereof. A complete list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder, for any purpose germane to the annual meeting, at the office of the Secretary of the Company, 13620 Lincoln Way, Suite 380, Auburn, California, 95603, during the ten day period preceding the annual meeting.

   The Board of Directors invites you to attend the annual meeting in person; however, whether or not you presently plan to attend the annual meeting, please complete, sign, date and promptly return the enclosed proxy card in the envelope provided. If you do attend the annual meeting and wish to vote in person, you may withdraw your proxy at that time.

                                         By Order of the Board of Directors

                                               /s/ Karl M. Stockbridge

                                                 Karl M. Stockbridge
                                                      Secretary
April 14, 1997
                             YOUR VOTE IS IMPORTANT
IN ORDER TO INSURE THAT A QUORUM WILL BE REPRESENTED AT THE ANNUAL MEETING, STOCKHOLDERS ARE URGED TO SEND IN THEIR PROXY CARDS AS SOON AS POSSIBLE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED. MAILING THE
ENCLOSED PROXY CARD WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON SHOULD YOU DECIDE TO ATTEND THE MEETING.

                             FOR BETTER LIVING, INC.
                          13620 Lincoln Way, Suite 380
                            Auburn, California 95603
                            Telephone: (916) 823-9600

                            -------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                 PROXY STATEMENT

                            -------------------------

                             SOLICITATION OF PROXIES

     The accompanying proxy is solicited by the Board of Directors of For Better Living, Inc. (the "Company") for use at the Company's annual meeting of stockholders to be held on Wednesday, May 14, 1997, at 9:00 a.m., local time, and at any adjournments thereof. The annual meeting will be held at the office of Surfer Publications, 33046 Calle Aviador, San Juan Capistrano, California 72675. All shares represented by each properly executed unrevoked proxy received in time for the meeting will be voted in accordance with the specifications therein. The Board of Directors of the Company knows of no business, other than as specified in the notice of the annual meeting, to be presented for action at the annual meeting. If any other business shall properly come before the annual meeting, the proxy holders will vote the proxies in accordance with their best judgment. Any proxy given may be revoked at any time prior to its exercise by filing a written notice of revocation with the Secretary of the Company, by voting at the annual meeting or by duly executing a proxy bearing a later date.

     The cost of soliciting proxies will be borne by the Company. The solicitation will be made primarily by mail. This proxy statement, proxy card and annual report is first being sent to stockholders on or about April 14, 1997. Expenses will include reimbursement paid to brokerage firms and others for their expenses in forwarding solicitation materials regarding the meeting to beneficial owners. Additional solicitation of proxies may be made by telephone or oral communication with some stockholders of the Company. All such additional solicitation will be made by regular employees of the Company who will not receive additional compensation therefor.

                             VOTING BY STOCKHOLDERS

     Holders of record of the Company's 877,816 shares of common stock, $0.05 par value per share ("Common Stock"), outstanding at the close of business on April 14, 1997, the record date with respect to this solicitation, are entitled to receive notice of and to vote at the annual meeting and at any adjournments thereof.

     The Bylaws of the Company provide for specific procedures to be followed in the event that a stockholder of the Company wishes to nominate a person to be a director of the Company. These provisions require, among other things, advance written notice to the Secretary of the Company at least 30 days but not more than 90 days prior to any meeting of stockholders at which directors are to be elected, provided, that if notice of any such meeting is mailed or given to stockholders of the Company less than 40 days prior to any meeting, then the notice to the Secretary of the Company must be received by the Company within 10 days after notice of any such meeting is mailed or given to stockholders of the Company. The Bylaws of the Company require that specific information be included in the notice and provide that any person not properly nominated in accordance with the Bylaws prior to a meeting of stockholders may not be elected as a director of the Company at such meeting. The Bylaws of the Company also require advance notice of other matters that stockholders intend to present for a vote at any meeting of stockholders.

     Votes cast by proxy or in person at the annual meeting will be counted by the persons appointed by the Company to act as election inspectors for the annual meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the stockholders for a vote. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality or of "votes cast".

     The election inspectors will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Any unmarked proxies, including those submitted by brokers or nominees, will be voted as indicated on the accompanying proxy card.

     No stockholder is entitled to cumulate votes in the election of directors unless the name or names of a candidate or candidates for election as directors have been placed in nomination by a stockholder and the stockholder has given notice at the meeting, prior to the voting, of the stockholder's intention to cumulate his or her votes. If any stockholder has given such notice, all stockholders may cumulate their votes with respect to the candidates in nomination. Cumulative voting rights entitle a stockholder to give one nominee as many votes as is equal to the number of directors to be elected, multiplied by the number of shares owned by the stockholder, or to distribute such votes among two or more nominees as the stockholder sees fit. In the event of cumulative voting, the proxy holders intend to distribute the votes represented by the proxies solicited hereby in such proportion as they see fit.

     On matters other than the election of directors, each share is entitled to one vote and the holders of a majority of the shares voting at the meeting, in person or by proxy, will be able to adopt each resolution if they choose to do so. If the voting for the election of directors is not conducted by cumulative voting, each share will likewise be entitled to one vote and the holders of a majority of shares voting at the meeting in person or by proxy will be able to elect all eight directors from the persons nominated if they choose to do so.

                          COMMITTEES AND BOARD MEETINGS

     The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee is presently composed of Messrs. Peter F. Sullivan (Chairman), William S. Farmer and Steven A. Hassmann. The Audit Committee performs numerous functions, including meeting with the Company's independent auditors to review the scope, conduct and results of the annual audit, and reviewing the selection of acceptable accounting principles and the Company's system of internal accounting controls. The Audit Committee held one meeting during the fiscal year ended December 28, 1996. The Compensation Committee is presently composed of Messrs. William S. Farmer (Chairman), Steven A. Hassmann and Peter F. Sullivan. The Compensation Committee is responsible for overseeing compensation and administering the Company's various compensation plans. The Compensation Committee held eight meetings during the fiscal year ended December 28, 1996. See the "Report of the Compensation Committee" section of this Proxy Statement for a report of the Company's 1996 fiscal year compensation. The Board of Directors has no nominating committee or other committee that performs the functions of a nominating committee.

     The Company's Board of Directors held five meetings during the fiscal year ended December 28, 1996 and each director attended 75% or more of the total meetings of the Board of Directors and committees of the Board on which they served.

                            COMPENSATION OF DIRECTORS

     All directors receive a retainer of $5,000 per annum, payable in May, plus a fee of $600 per day for each meeting of the Board of Directors or committee meeting attended and $300 for participating in Board or committee teleconferences. Each director of the Company was granted 1,000 performance share units during fiscal year 1996 pursuant to the Company's Performance Share Plan (see the "Performance Share Plan" section of this Proxy Statement) and was covered under the Company's Executive Medical Service Plan (see the "Executive Medical Service Plan" section of this Proxy Statement). During 1996 Mr. William
S. Farmer was assigned special committee assignments and received compensation of $11,200 for the work performed.

               SECURITY OWNERSHIP OF CERTAIN OWNERS AND MANAGEMENT

     The following table sets forth information as of March 18, 1997 with respect to (i) persons known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) each director (including nominees) of the Company, (iii) any individual who was Chief Executive Officer of the Company, (iv) the four other most highly compensated executive officers of the Company and (v) all directors (including nominees) and executive officers of the Company as a group.


                                              NUMBER OF SHARES
                                                BENEFICIALLY      PERCENTAGE
                      NAME                        OWNED(a)         OF CLASS
-------------------------------------------   ---------------   --------------

Richard G. Fabian                                461,199(b)         52.5%
c/o For Better Living, Inc.
13620 Lincoln Way, Suite 380
Auburn, California 95603

Moses E. Cordova                                 118,711(c)         13.5%
6970 E. Via El Estribo
Anaheim, California 92807
F.G. Fabian, Jr.                                  22,900(d)          2.6%

Walter B. Hahne                                    8,223                *

Peter F. Sullivan                                    599                *

William S. Farmer                                      0                *

Steven A. Hassmann                                     0                *

Danna Lewis-Gordon                                     0                *

Karl M. Stockbridge                                    0                *

George West                                            0                *

All directors (including nominees) and
 executive officers as a group (8 persons)       492,921            56.2%

------------

(a) Except as otherwise noted below, beneficial ownership includes both voting and investment power with respect to the shares indicated.

(b) Includes 448,840 shares held by Mr. Richard G. Fabian as trustee of the Fabian 1974 Irrevocable Trust. Mr. Richard G. Fabian is not a beneficiary of the Trust. Also includes 1,768 shares owned by All Saints Company, a not-for-profit corporation of which Mr. Richard G. Fabian is President.

(c) Includes 4,200 shares held in the names of Mr. Cordova's children over which Mr. Cordova exercises voting control.

(d) Includes 9,555 shares held by Insurer's Finance Corporation of which Mr. F.G. Fabian, Jr. is President and owner.

    *Less than 1%.

                              ELECTION OF DIRECTORS

     Directors are elected at each annual meeting of stockholders and hold office until their respective successors are duly elected and qualified. The full Board consists of eight directors. Certain information as of April 14, 1997 with respect to the eight nominees for election as directors for whom votes will be cast pursuant to the proxies hereby solicited is set forth below. Although it is anticipated that each nominee will be available to serve as a director, should any nominee become unavailable to serve, the persons named in the proxy or their substitutes shall be entitled to vote for a substitute designated by the Board of Directors.

                              DIRECTOR                    PRINCIPAL OCCUPATIONS
         NAME          AGE     SINCE                    DURING THE LAST FIVE YEARS
--------------------  -----  ---------  ---------------------------------------------------------
Richard G. Fabian(a)  54    1984       Chairman of the Board, President and Chief Executive
                                       Officer of the Company since July 1, 1993. Vice Chairman
                                       from 1992 to July 1, 1993. Priest, St. Gregory Nyssen
                                       Episcopal Church, a parish of the Episcopal Diocese of
                                       California, since 1978.

F.G. Fabian, Jr.(a)   82    1969       Chairman Emeritus since July 1, 1993. Chairman of the
                                       Board and Chief Executive Officer of the Company from 1969 to July 1, 1993. President of the Company from 1969 to
                                       1988 and from 1992 to July 1, 1993.

William S. Farmer     55    1993       Attorney and Partner with Collette & Erickson since August
                                       1989. Managing Director of Kroll Associates, Inc., January
                                       1987 through August 1989.

Steven A. Hassman     36    1996       Principal of Acacia Capital, a corporate financial
                                       advisory and investment firm in New York City, since
                                       August 1990.

Danna Lewis-Gordon    45    1993       Chief Executive Officer and President of Surfer
                                       Publications since 1990. Publisher and Vice President of
                                       Surfer Publications from 1982 to 1990.

Karl M. Stockbridge   41    1993       Executive Vice President and Chief Financial Officer of
                                       the Company since December, 1995. Vice President of the
                                       Company since July 1, 1993. Business Manager of trust
                                       funds, including 1974 Fabian Irrevocable Trust since 1988.

Peter F. Sullivan(b)  57    1992       Employed by J.D. Edwards & Company ("JDE") since 1983 in
                                       various capacities, including Director of Client Services,
                                       Product Development Manager and Director of Industry
                                       Marketing. Currently Senior Marketing Consultant for the
                                       Eastern Area of JDE. JDE is a provider of packaged
                                       financial software applications.

George S. West        55    1996       President and Chief Executive Officer of The Quikset
                                       Organization since July 1, 1993. Senior Vice President of
                                       Field Point Capital Management Company from 1992 to July
                                       1,1993. President and Chief Operating Officer of ESI
                                       Industries, Inc. from 1988 to 1992.

------------
(a) Richard G. Fabian is the son of F.G. Fabian, Jr.
(b) Mr. Sullivan is the first cousin of Richard G. Fabian.

                                                     5

                                      EXECUTIVE OFFICERS

     The following table provides information regarding the executive officers of the Company, each of whom serves at the pleasure of the Board of Directors.

                                                  PRINCIPAL OCCUPATIONS
        NAME         AGE                       DURING THE LAST FIVE YEARS
------------------  -----  -------------------------------------------------------------------
Richard G. Fabian    54    Chairman of the Board, President and Chief Executive Officer of the
                           Company since July 1, 1993. Vice Chairman from 1992 to July 1, 1993.
                           Priest, St. Gregory Nyssen Episcopal Church, a parish of the
                           Episcopal Diocese of California, since 1978.

George S. West       55    President and Chief Executive Officer of The Quikset Organization
                           since July 1, 1993. Senior Vice President of Field Point Capital
                           Management Company from 1992 to July 1, 1993. President and Chief
                           Operating Officer of ESI Industries, Inc. from 1988 to 1992.

Danna Lewis-Gordon   45    President and Chief Executive Officer of Surfer Publications since
                           1990. Publisher and Vice President of Surfer Publications from 1982 to 1990.

Karl M. Stockbridge  41    Executive Vice President and Chief Financial Officer of the Company
                           since December, 1995. Vice President of the Company since July 1,
                           1993. Business Manager of trust funds, including 1974 Fabian
                           Irrevocable Trust since 1988.

Walter B. Hahne      59    Vice President of The Quikset Organization since 1989. Executive
                           Vice President of the Company from 1986 to 1990.


                      REPORT OF THE COMPENSATION COMMITTEE

THE COMMITTEE

     The Compensation Committee (the "Committee") reviews and sets policy for the Company's various compensation plans, including the Incentive Bonus Compensation Plan (the "Bonus Plan") and the Performance Share Plan (the
"Performance Share Plan"). In addition, the Committee reviews the compensation of the corporate executive officers and establishes plans and sets policy for all salaries, bonuses, other incentive programs and stock options. The Committee annually reviews the operations of these programs and considers their effectiveness and the need for any changes to existing plans or for any new programs or policies, including new or modified long-term incentive compensation programs. The Committee adopts such revisions and modifications as are necessary to implement the Company's compensation philosophy.

     The Committee reviewed the compensation policies and practices of the Company during 1996, and received reports and recommendations from The Croner Company, an independent compensation consulting firm, concerning the specific compensation of those executives whose compensation is set by the Committee, and also with respect to short and long-term incentive compensation plans for the executive officers of the Company. The Committee continues to consult with The Croner Company regarding the compensation of the Company's executives, as well as for the compensation plans and policies of the Company.

     The Compensation Committee has given consideration to the tax consequences to the Company of various payments and benefits under the Company's compensation structure in light of Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"). After a review of the compensation structure, however, the Compensation Committee does not believe that any deductibility issues will arise pursuant to such Section 162(m) given the current compensation of the officers of the Company. The Compensation Committee is willing, however, to consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

COMPENSATION PHILOSOPHY

     The Compensation Committee has two principal objectives in determining executive compensation policies: first, to attract, develop, reward and retain key executive talent; and second, to motivate executive officers to perform to the best of their abilities and to achieve short-term and long-term corporate objectives that will contribute to the overall goal of enhancing stockholder value. The Compensation Committee has adopted the following executive compensation policies in the furtherance of these objectives:

    o The Company will compensate competitively with the practices of other companies of similar size in comparable industries;

    o Performance at the corporate, division and individual executive officer level will determine the variable portion of compensation;

    o The attainment of realizable but challenging objectives will determine performance-based compensation; and

    o The Company will adopt long-term compensation policies which will align the interests of executive officers with the interests of stockholders.

     Each of the foregoing policies assists the Compensation Committee in the determination of appropriate compensation for the executive officers. The policy relating to competitive compensation with comparable companies provides one objective standard with which the Company's compensation practices can be compared. In order to attract and retain highly qualified executives and to maximize the incentive to produce profit and long-term growth, the Committee adopted a philosophy of setting the base salary of executives of the Company near or below the median level of prevailing salary levels in comparable reference groups, while at the same time providing an incentive bonus and other long-term compensation opportunities which, together with the base salary, reward executives for performance based upon pre-tax earnings and other performance criteria related to that executive officer's area of responsibility.

ELEMENTS OF EXECUTIVE COMPENSATION

     (i) Base Salary. In establishing base salaries for the Company's executive officers, the Committee compares the salaries of its executives with executives' salary levels at comparable industries for companies of similar size, using data developed by The Croner Company. In addition, the Company gives consideration to the specific functional responsibilities of the position. The Company's executive officers' base salaries are currently set near or below the median range of the comparison groups.

     The Committee reviews executive officers' base salaries annually, and adjustments are made on the basis of the executive officers' personal performance for the year, the overall financial performance of the Company or the operating group for which the executive has responsibility, and changes in the general level of base salaries of persons in comparable positions in the comparison groups surveyed. In determining increases in base salaries for executive officers, the Committee places the greatest weight on the individual's personal performance against previously established objectives and the performance of the Company for the fiscal year.

     Based on The Croner Company's analysis of the compensation of the Company's top executives, The Croner Company recommended increases in base salary in order to bring the Company's executive compensation levels in line with similarly situated executives in other companies having similar lines of business. The Committee, after considering The Croner Company recommendations and the performance of the executives concerned, increased the base salaries of the corporate executives and the chief executive officers of each operating unit as reflected in the Summary Compensation Table section of this Proxy Statement. Based on these factors, the Committee set the compensation of Mssrs. Richard G. Fabian and Karl M. Stockbridge substantially below the level of comparable executives in similar industries, while the base salary of the chief executive officer of each of the operating units was set at or near the salary level of executives holding comparable positions with other companies. In addition, the level at which Mr. Fabian's base salary was set was further discounted by the Committee to account for Mr. Fabian's activities and commitments outside the Company (see the "CEO Compensation" section of this Proxy Statement). By making these adjustments, the Committee believes that the base salaries of the Company's top executives reflect the Company's compensation philosophy and the individual executive's personal performance and achievements.

     (ii) Short-Term Incentive Compensation. The Company's executive officers participate in the Company's Bonus and Performance Share Plans, the objectives of which were i) to motivate key managers to achieve pre-established financial and operational goals of the Company; ii) to reward key managers and employees who contribute significantly towards the achievement of the Company's financial and operational objectives; and iii) to stay within the fiscal 1996 budget for meeting budget plans at the targets approved by the Company's Board of Directors.

     Bonuses paid to the Company's executive officers are principally based on the Company's Bonus Plan (see the "Incentive Bonus Compensation Plan" section of this Proxy Statement). Awards under the Bonus Plan are based on pre-tax earnings related to an executive officer's area of responsibility. Each participant in the Bonus Plan must make a profit commitment with respect to his or her area of responsibility, and such commitment must be approved by the Company's Board of Directors. No bonuses are paid under the Bonus Plan unless the Company or the executive's operating unit achieves at least 75% of the planned earnings target, which is set annually in December for the succeeding calendar year and must be approved by the Company's Board of Directors. The Committee also makes awards of discretionary bonuses separate from the Incentive Bonus Compensation Plan where, due to special circumstances, that plan fails adequately to reward important contributions to the Company's long-term growth, profitability or stability.

     During 1996, both the Company as a whole and the Surfer Publications operating unit achieved and exceeded the earnings targets set in December, 1995 by the Board of Directors. Bonuses were paid according to the Bonus Plan to the corporate executives. The bonus paid to the chief executive officer of the publications unit was again increased by 50% to appropriately recognize the superior performance of the publications unit. The Company's Bonus Plan has been in place for many years and operates to provide bonus rewards where targeted earnings are achieved, as well as to reward on a one-time basis an executive's achievement of a new and higher level of earnings than ever achieved previously during that executive's tenure with the Company (see Incentive Bonus Compensation Plan section of this Proxy Statement). Under the Bonus Plan the corporate executives and the chief executive officer of the publications group received bonuses based both upon the achievement of targeted earnings and the realization of career-high earnings. The Committee reviewed these bonuses and compared them to an analysis of short-term incentive compensation in similar industries, prepared by The Croner Company, and found the bonuses to be consistent with the bonus levels paid to comparable executives whose companies achieved targeted earnings. The Croner Company has recommended certain modifications of the short-term bonus compensation program, which would tie short-term bonuses solely to achievement of performance goals set annually by the Board of Directors. The Committee continues to study these recommended modifications and plans to make any needed modifications during 1997.

     (iii) Long-Term Incentive Compensation. Long-term compensation is presently structured to provide financial incentives for executive officers based on the Company's performance over a period of years. The Company's programs are designed to recognize that current business decisions will affect the Company's future results. Long-term compensation currently is provided by the Performance Share Plan and the Performance Recognition Plan (see the "Performance Share Plan" and "Performance Recognition Plan" sections of this Proxy Statement). The Performance Share Plan provides for the award of Units to an executive officer for a particular year based upon his or her contribution to profit in his or her area of responsibility during that year. An executive officer is awarded Units in the Performance Share Plan based on his or her current year bonus award (bonus divided by current net book value per common share). Discretionary bonuses are not considered in determining awards of Performance Share Units. The Performance Recognition Plan is designed to reward certain key executives, approved by the Board of Directors, for future contribution to the long-term profitability and growth of the Company and to provide an incentive for continued service.

     The Committee made no awards under, or modifications to, the Performance Recognition Plan during 1996. The Croner Company has studied the Company's long-term incentive compensation program and has recommended replacing the Performance Recognition Plan with one that would be based entirely on rewarding an executive for adding long-term value to the Company. The Committee continues to consult with The Croner Company and is considering several alternative long-term incentive plans. The Committee expects to recommend a replacement for the Performance Recognition Plan and the Performance Share Plan for the Company's top executives during 1997, in order to make the long-term incentive compensation of these executives more competitive with and comparable to similarly-situated executives in comparable industries and to motivate them to increase the ultimate value of the Company's businesses.

CEO COMPENSATION

     In applying the foregoing principles and policies in its determination of the compensation of Mr. Richard G. Fabian, the Company's chief executive officer, the Compensation Committee elected to increase Mr. Fabian's base salary for fiscal 1996, based on the Committee's determination that his current salary level was not competitive with salary levels in effect for similar positions at other comparable companies (see the Summary Compensation Table section of the Proxy Statement). Mr. Fabian's increased base salary was nevertheless set substantially below that of comparably-situated chief executive officers, to account for the fact that Mr. Fabian's duties and responsibilities do not require his full-time commitment to the Company and that he engages in other activities with the full knowledge and consent of the Company's Board of Directors. As discussed above, a bonus was paid to Mr. Fabian based upon (i) the Company's having exceeded its pre-tax earnings target for 1996 and (ii) the Company having achieved its highest level of earnings under Mr. Fabian's leadership. Mr. Fabian also participated in the standard executive employee benefit programs of the Company.

                                                          Compensation Committee
                                                     William S. Farmer, Chairman
                                                              Steven A. Hassmann
                                                               Peter F. Sullivan

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries.

                                PERFORMANCE GRAPH

     The following is a graph which compares the five year cumulative return (see note (1) below) from investing $100 at the end of 1991 in the Company's Common Stock, the NASDAQ U.S. Stock Market and issuers traded on NASDAQ ("Similar Issuers"). The ten Similar Issuers (see note (2) below) included in the performance graph were chosen because they had similar market capitalization as the Company.

[The following descriptive data is supplied in accordance with Rule 304(d) of Regulation S-T]

                                         Cumulative Total Return
                            ----------------------------------------------------
                            12/91   12/92    12/93     12/94     12/95     12/96

For Better Living, Inc.      100     114      102       116       118       171
Peer Group                   100      62       66        70        82        45
NASDAQ Stock Market--US      100     116      134       131       185       227

-------------

(1)  Cumulative return assumes reinvestment of dividends.

(2)  The  Similar  Issuers  group  was  comprised  of the  following  companies:
     Datametrics Corporation, Instituform East, Inc., D&K Wholesale Drug, Inc., Airport Systems International, Inc., Chesapeake Biological Labs, Inc., B&H Ocean Carriers, Ltd., Lindas Diversified Holdings, Inc., NS&L Bancorp, Inc., Arrow Automotive Industries, Inc., Standard Funding Corporation.

     IT SHOULD BE NOTED  THAT  THIS  GRAPH  REPRESENTS  HISTORICAL  STOCK  PRICE
PERFORMANCE AND IS NOT NECESSARILY INDICATIVE OF ANY FUTURE STOCK PRICE PERFORMANCE.

     THE FOREGOING REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS REGARDING COMPENSATION AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information with respect to the compensation paid to or earned by the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company to the extent required by the applicable rules of the Securities and Exchange Commission.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG TERM
                                        ANNUAL COMPENSATION         COMPENSATION
                                   ---------------------------- -------------------
                                                         OTHER   AWARDS(a)  LTIP
                                                         ANNUAL   (NUMBER  PAYOUTS    ALL OTHER
                                     SALARY     BONUS    COMP.      OF       (b)    COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR     ($)       ($)      ($)     UNITS)     ($)         ($)
--------------------------- ------ --------- --------- -------- --------- --------- --------------
Richard G. Fabian .......... 1996    169,000   121,330     --     7,254       --      11,600(c)
 Chairman of the Board and   1995    155,000    63,149     --     4,331       210     12,200(c)
 Chief Executive Officer     1994    132,616        --     --     3,000     4,060     12,800(c)

George S. West ............. 1996    250,000        --            1,000       --       9,200(d)(g)
 President & CEO,            1995    215,000        --               --       --         843(e)

The Quikset Organization     1994    215,000        --            3,000       --         678(f)

Danna Lewis-Gordon ......... 1996    200,000   147,209     --     8,588     4,253     11,600(d)(g)
 President & CEO,            1995    145,000   142,345     --     8,508       --      13,124(e)(h)

Surfer Publications          1994    142,203   111,355     --     9,761       --      11,764(f)(i)

Walter B. Hahne ............ 1996    150,000    90,582     --     4,669       --         --
 Vice President,             1995    150,000    75,000     --        --       --         --

The Quikset Organization     1994    150,000    35,000     --     3,000     4,800        --

Karl M. Stockbridge ........ 1996    175,000    90,997     --     5,691     2,090     11,600(d)(g)
 Executive Vice President    1995    125,000    47,361     --     3,498       --      12,835(e)(h)
                             1994    125,000    40,000     --     2,500       --      13,663(f)(i)

                                       12



--------------

(a) Awards include units granted under the Performance Share Plan and the Performance Recognition Plan (see the "Performance Share Plan" and the "Performance Recognition Plan" sections of this Proxy Statement) as follows:
     1996: All units shown are Performance Share Units.
     1995: All units shown are Performance Share Units.
     1994: Mr. Richard G. Fabian, 1,000 Performance Share Units and 2,000 Performance Recognition Units; Mr. West, 3,000 Performance Recognition Units; Ms. Lewis-Gordon, 6,761 Performance Share Units and 3,000 Performance Recognition Units; Mr. Hahne, 3,000 Performance Recognition Units; Mr. Stockbridge, 1,000 Performance Share Units and 1,500 Performance Recognition Units.

(b) Amounts include the final matured value of Units awarded to the executive officers in prior years under the Performance Share Plan (see the "Performance Share Plan" section of this Proxy Statement). Pursuant to the Performance Share Plan, participants may elect to have the value of their matured Units paid out in cash or credited to a deferred account. Amounts credited to a deferred account are treated as "payouts" in the Summary Compensation Table in the year the matured Units are credited to the account. The date of award, number of Units and matured value by year of maturity and by executive are as follows: 1996: Ms. Lewis-Gordon, December 31, 1988, 2,035 Units, $4,253; Mr. Stockbridge, December 31, 1988, 1,000
     Units, $2,090. 1995: Mr. Richard G. Fabian, December 26, 1987, 1,000 Units, $210. 1994: Mr. Richard G. Fabian, December 27, 1986, 1,000 Units, $4,060;
     Mr. Walter B. Hahne, December 30, 1989, 3,179 Units, $4,769.

(c)  Director's  fees.

(d) Includes a 10% matching contribution under the provisions of the Company's 401(k) Plan of the following amounts: Mr. West, $528; Ms. Lewis-Gordon, $530; Mr. Stockbridge, $530.

(e) Includes a 10% matching contribution under the provisions of the Company's 401(k) Plan of the following amounts: Mr. West, $843; Ms. Lewis-Gordon, $924; Mr. Stockbridge, $635.

(f) Includes a 10% matching contribution under the provisions of the Company's 401(k) Plan of the following amounts: Mr. West, $678; Ms. Lewis-Gordon, $764; Mr. Stockbridge, $863.

(g) Includes  Director's fees in the following amounts:
     Mr. West, $9,200; Ms. Lewis-Gordon,  $11,600; Mr. Stockbridge, $11,600.

(h) Includes Director's fees in the following amounts: Ms. Lewis-Gordon, $12,200; Mr. Stockbridge, $12,200.

(i) Includes Director's fees in the following amounts: Ms. Lewis-Gordon, $11,000; Mr. Stockbridge, $12,800.

                      INCENTIVE BONUS COMPENSATION PLAN

     The Company has a Bonus Plan for the executive officers of the Company and its operating subsidiaries and divisions and other key executives. The Bonus Plan provides for bonus awards based on annual pre-tax earnings and profits with reference to each participant's area of responsibility. Each participant must make a profit commitment to the Board of Directors at the beginning of the fiscal year with respect to his or her area of responsibility and such commitment must be approved by the Board of Directors. The Board of Directors typically requires that this "hardcore" commitment approximate the prior year's profit achievement plus earning commitments on new capital invested.

     The Bonus Plan generally provides for awards, based on the participant's area of responsibility, of (a) 4% of earnings before taxes ("Earnings") for the first $500,000 earned; plus 3% of Earnings between $500,000 and $1,000,000; plus 2% of Earnings between $1,000,000 and $2,000,000; plus 1% of Earnings above $2,000,000, whether or not the hardcore commitment is achieved, and (b) if the hardcore commitment is achieved, an additional amount equal to the greatest of
(i) 5% of the increase in Earnings over a predetermined previous level of profit attained by the participant; (ii) depending on the participant's area of responsibility, 10% of either (1) the increase in the hardcore commitment over the pre-determined previous level of profit attained by the participant or (2) the difference between a pre-determined "growth target" and the hardcore commitment (if this growth target is achieved); or (iii) 10% of the amount by which Earnings were increased on every dollar of invested capital (equity and long term debt) over the previous high for the area of operations up to a maximum of 100% of Earnings on invested capital. There is no limitation on the amount which may be paid to any participant or paid in the aggregate under the Bonus Plan. In the case of Mr. George S. West, he will be paid according to the terms of the Bonus Plan or 2% of the Quikset Organization's Earnings, whichever is greater. In 1995 and 1996, Ms. Lewis-Gordon was paid 1.5 times the bonus she would have earned as described above. Effective January 1, 1994 the Bonus Plan was modified for employees of the Quikset Organization so that no bonus would be paid unless the participant achieved at least 75% of his or her profit plan for the year. Bonuses are generally paid in March of the following year.

                         EXECUTIVE MEDICAL SERVICE PLAN

     The Company's directors and executives are covered under an Executive Medical Service Plan which provides up to an aggregate of $10,000 per year for each such person and the covered members of the participant's family for all medical expenses not otherwise covered by the Company's standard insurance plans.

                      EXECUTIVE DEFERRED COMPENSATION PLAN

     The Company has an Executive Deferred Compensation Plan under which key employees and directors of the Company and its subsidiaries, upon approval of the Board of Directors, may elect to defer up to 100% of their annual compensation, including bonuses. In addition, participants may, with the permission of the Board of Directors, transfer previously deferred compensation under other arrangements with the Company to the Executive Deferred Compensation Plan.

     The Company will credit each participant's deferred compensation account with an amount equal to the interest such account would have earned if it had earned interest for the relevant time period at the prime rate or reference rate of the Company's primary bank. Alternatively, a participant may elect, in advance, to receive, in lieu of such interest, an amount which is based on any increase or decrease in the net book value per share of the Company's Common Stock for the relevant period. Participants have the option to select one or more of the above investment options and to change periodically any previous selections. Participants in the Executive Deferred Compensation Plan are unsecured creditors of the Company. Deferred amounts may be paid in a lump sum, or over a period of years, at a certain date, at retirement, or upon termination of employment, and, until received, will not be subject to federal or state income taxes under current law.

                             PERFORMANCE SHARE PLAN

     The Company has a Performance Share Plan under which units ("Units") may be awarded by the Board of Directors to key executives of the Company and its subsidiaries and to directors of the Company. The purposes of the Performance Share Plan are to provide a continuing incentive compensation program to key executives based upon their individual contributions to profit and to encourage continued service by directors of the Company.

     The Performance Share Plan provides that the number of Units awarded to an executive for a particular year shall be based on his or her contribution to profit in his or her operating unit during such year. An executive is awarded Units in the Performance Share Plan based on his or her current year bonus award (bonus divided by current net book value per common share). Additionally, the Board of Directors may award fully vested Units to an executive in exchange for up to 50% of the executive's base compensation. Each member of the Board of Directors may be awarded up to 1,000 Units per year based on his or her service on the Board of Directors. A Unit matures five years after its award (subject to a maximum extension of three years) and has a value equal to the increase in net book value per share of the Company's Common Stock from the date of award until the date of maturity, plus cash dividends paid on a share of the Company's Common Stock during such period. The value of matured Units is payable in cash within 75 days after maturity. Units awarded under the Performance Share Plan "vest" at the rate of 20% per year. If a participant ceases to be an employee or director of the Company before five years have elapsed, he or she will forfeit a portion of his or her Units and will receive payment of the remainder measured by the increase in net book value per share of the Company's Common Stock from the date of award to the anniversary date of award preceding the termination of his or her employment or service as a director, plus cash dividends paid on a share of Common Stock during such time period. Payments made under the Performance Share Plan are taxable to participants and deductible by the Company as compensation.

     The Performance Share Plan permits the participants to elect to have the value of their matured Units credited by the Company to a Performance Share Plan account rather than receiving cash. The Company will credit each participant's Performance Share Plan account with an amount equal to the interest such account would have earned if it had earned interest for the relevant time period at the prime rate or reference rate of the Company's primary bank. Alternately, a participant may elect, in advance, to receive, in lieu of such interest, an amount which is based on any increase or decrease in the net book value per share of Common Stock for the relevant period.

     The following table sets forth information with respect to Units awarded under the Performance Share Plan for the fiscal year ended December 30, 1995 to the individual who held the position of Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company.

                             PERFORMANCE SHARE PLAN
                                 AWARDS IN 1996

                                                        ESTIMATED FUTURE PAYOUTS
                                                          AT ASSUMED RATES OF
                                  AWARDS     ESTIMATED     APPRECIATION ($)(b)
                                 (NUMBER     MATURITY   ------------------------
        NAME                    OF UNITS)    PERIOD(a)         5%         10%
-----------------------------   ---------   ----------     --------   ---------
Richard G. Fabian ...........      7,254    Five Years      42,500      89,500
George S. West ..............      1,000    Five Years       5,900      12,300
Danna Lewis-Gordon ..........      8,588    Five Years      50,300     106,000
Walter B. Hahne .............      4,669    Five Years      27,400      57,600
Karl M. Stockbridge .........      5,691    Five Years      33,300      70,300

(a) The maturity period may be extended for an additional three years at the election of the participant and upon approval of the Board of Directors.

(b) The estimated future payouts of these Units, which were awarded as of December 28, 1996, was determined at assumed rates of appreciation in the net book value of the Company's common stock, plus dividends paid. The 5% and 10% assumed rates of appreciation are for illustrative purposes only and do not represent the Company's estimate or projection of the future net book value per share. There is no assurance provided to any executive officer or any holder of the Company's securities that the actual appreciation of net book value per share over the term of the Units will be at the assumed levels or any other level.

                          PERFORMANCE RECOGNITION PLAN

     In May of 1994, the Company adopted its Performance Recognition Plan. Under the Performance Recognition Plan units ("PRP Units") are granted by the Compensation Committee to those certain eligible employees, officers and directors selected by the Committee. The purposes of the Performance Recognition Plan are to provide a continuing incentive compensation program to key employees and officers based upon their individual contributions to the Company and to encourage continued service by key employees, officers and directors of the Company.

     The Performance Recognition Plan provides that PRP Units may be granted to participants at the discretion of the Committee. Each participant's rights in the PRP Units are limited to the right to receive cash as provided pursuant to the Plan. A PRP Unit vests at the rate of 10% per year over 10 years and fully matures at the end of 10 years from the date of grant. Upon the maturity of a PRP Unit, the participant becomes entitled to a payment from the company with respect to such PRP Unit in an amount equal to the greater of (a) the difference (if a positive number) between the book value of the PRP Unit at the time of maturity and the book value of the PRP Unit at the time of grant, and (b) the difference (if a positive number) between the fair market value of the PRP Unit at the time of maturity and the fair market value of the PRP Unit at the time of grant. The book value of a PRP Unit equals the consolidated shareholders' equity of the Company divided by one-tenth of the number of outstanding shares of Common Stock. The book value as determined at the date of maturity is determined in the same manner except that the shareholders' equity is increased by (i) cash dividends paid and (ii) the amount of any distributions to shareholders (including any repurchases, redemptions or retirements of shares), and is reduced by any additions to shareholders' equity arising from the issuance of shares or other capital contributions. The fair market value of a PRP Unit equals 10 times the fair market value of a share of the Company's Common Stock, as determined in accordance with the Performance Recognition Plan, at the time of determination. The fair market value of a PRP Unit at the time of maturity is determined in the same manner and is adjusted to reflect stock dividends, stock splits or like capital adjustments.

     The value of matured PRP Units is payable in cash on or before the first day of the third month beginning after the maturity of the PRP Unit.
Participants are entitled to elect to defer receipt of all or a portion of the cash payment and have said amount credited to the participant's account in the Company's Deferred Compensation Plan. If a participant ceases to be an employee or director of the Company before 10 years have elapsed, he or she will forfeit a portion of his or her PRP Units and will receive payment of the remainder measured by the same formula set forth above, but only as to those PRP Units that have vested at the time of termination of the participant's employment. Payments made under the Performance Recognition Plan are taxable to participants and deducted by the Company as compensation.

     No Units were awarded under the Performance Recognition Plan for the fiscal year ended December 28, 1996.

                        KEY PERSON INCOME PROTECTION PLAN

     The Company has a Key Person Income Protection Plan (the "Protection Plan") for certain key executives. The key executives participating in the Protection Plan have been divided into two classes: Class A covers the Chairman of the Board and President of the Company and Class B covers, among others, the chief executive officers of the operating subsidiaries and divisions and the Vice Presidents of the Company. The benefits under the Protection Plan as of December 28, 1996 were as follows:


                                           CLASS A              CLASS B
                                      -----------------    ------------------
Nonvested retirement benefits          $2,400 per each      $1,200 per each
                                       year of service*     year of service*
                                        for ten years        for ten years


--------------

* For purposes of the Protection Plan, a "year of service" means every year of service to the Company after age 55; however, a participant in the Protection Plan will not receive credit for more than ten years of service and will not be entitled to any retirement benefits unless he or she has participated in the Protection Plan for three years.

     Messrs. R.G. Fabian, West, Stockbridge, Hahne and Ms. Lewis-Gordon are covered by the Protection Plan. Class A and Class B participants who continue their employment with the Company and retire after age 65 will be entitled to receive an annual benefit of $24,000 and $12,000, respectively, per year for ten years after retirement.

                    ASSOCIATED CONCRETE PRODUCTS PENSION PLAN

     Mr. Hahne is a participant in the Associated Concrete Products, Inc. ("Associated") Pension Plan (the "Pension Plan"), which is a defined benefit plan. Associated is a wholly-owned subsidiary of the

Company. The amount of the contribution to the Pension Plan for the benefit of Mr. Hahne cannot be readily calculated by the regular actuaries for the Pension Plan and is therefore not determinable. The current estimated annual benefit payable upon retirement to all Pension Plan participants is $372 per year of service with Associated. Payment of benefits is based solely upon years of service and not upon salary or other compensation paid to participants. Benefits under the Pension Plan do not vest until the participant has five years of credited service with Associated. Payments of benefits are not subject to any deduction for Social Security benefits or other offset amounts. Mr. Hahne presently has been credited with 37 years of service and upon continued employment and retirement at age 65, he will be entitled to receive estimated annual benefits of $9,038.

                              CERTAIN TRANSACTIONS

     William S. Farmer, a director of the Company, is a partner in the law firm of Collette & Erickson, which has provided legal representation to the Company in connection with certain matters. During fiscal 1996, Collette & Erickson was paid $86,000 by the Company for performance of legal services on behalf of the Company and for reimbursement of expenses.

     Mr. F.G. Fabian, Jr., director of the Company, received annual compensation of $130,000 for his services as Chairman Emeritus during 1996.

     Mr. Steven A. Hassmann, a director of the Company, is the principal of Acacia Capital, Inc., a corporate financial advisory and investment firm. During fiscal 1996, Acacia Capital, Inc. was paid $75,000 for consulting services provided to the Company.

     The Company has entered into indemnification agreements with each of its directors and officers. Such agreements require the Company to indemnify such individuals to the full extent permitted by Delaware law if certain claims are brought against them in their capacities with the Company.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     Audit services performed by Deloitte and Touche during the fiscal year ended December 28, 1996 included examination of the financial statements of the Company and its subsidiaries, services related to filings with the Securities and Exchange Commission and consultations on matters related to accounting and financial reporting. Each professional service was approved in advance and the possible effect on the auditor's independence was considered by the Audit Committee of the Board of Directors. Representatives of Deloitte and Touche are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                            PROPOSALS OF STOCKHOLDERS

     All proposals of stockholders intended to be presented at the Company's 1998 annual meeting of stockholders must be directed to the attention of the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement on or before December 15, 1997 if they are to be considered for possible inclusion in the 1998 Proxy Statement and form of proxy in accordance with the rules and regulations of the Securities and Exchange Commission.

   In addition, advance written notice of all proposals of stockholders to be presented at any meeting of stockholders must be given to the Secretary of the Company in accordance with, and must include the information required by, the Bylaws of the Company.

           SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's executive officers and directors and persons who own more than ten percent of the Common Stock of the Company to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission (the "Commission"). Such officers, directors and ten percent stockholders are also required to furnish the Company with copies of all Sections 16(a) reports they file.

     Based solely on its review of the copies of such forms received by it, or written representation from certain reporting persons that Forms 3, 4 and 5 have been filed as required or were not required to be filed, the Company believes that, during the fiscal year ended December 28, 1996, all Section 16(a) filing requirements were complied with that were applicable to its officers, directors and ten percent stockholders.

                                  OTHER MATTERS

     The Company knows of no other matters to be brought before the annual meeting of stockholders. However, if any other matters are properly presented for action, it is the intention of the persons named in the enclosed form of proxy to vote, or refrain from voting, in accordance with their best judgment on such matters. No director has informed the Company in writing or otherwise that he intends to oppose any action intended to be taken at the annual meeting.

                                  ANNUAL REPORT

     The Annual Report of the Company for the fiscal year ended December 28, 1996, describing the Company's operations and including financial statements reported on by the Company's independent auditors, is transmitted herewith.


                                              By Order of the Board of Directors

                                                 /s/ Karl M. Stockbridge

                                                   Karl M. Stockbridge
                                                        Secretary
Auburn, California
April 14, 1997

                                                                      APPENDIX A

                             FOR BETTER LIVING, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned appoints RICHARD G. FABIAN and KARL M. STOCKBRIDGE, and each of them, proxies, with full power of substitution, to vote all shares of Common Stock of FOR BETTER LIVING, INC. (the "Company") held of record by the undersigned as of April 14, 1997, the record date with respect to this solicitation at the annual meeting of stockholders of the Company to be held at the offices of Surfer Publications, 33046 Calle Aviador, San Juan Capistrano, California on Wednesday, May 14, 1997, at 9:00 a.m., local time, and all adjournments thereof, upon the following matters:

1. Election of Directors

   [ ] FOR all nominees listed below      [ ] WITHHOLD AUTHORITY
       (except as marked to the               to vote for all nominees
       contrary below)                        listed below

     F. G. FABIAN, RICHARD G. FABIAN, WILLIAM S. FARMER, DANNA LEWIS-GORDON, STEVEN A. HASSMANN, KARL M. STOCKBRIDGE, PETER F. SULLIVAN AND GEORGE S. WEST

      INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE
             WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.

--------------------------------------------------------------------------------
2. The proxies are authorized to exercise their discretion in relation to any other matters as may properly come before the meeting and any adjournments thereof.

                  (Continued and to be signed on reverse side)

                          (Continued from other side)

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. IF ANY NOMINEE DECLINES OR IS UNABLE TO SERVE AS A DIRECTOR, THEN THE PERSONS NAMED AS PROXIES SHALL HAVE FULL DISCRETION TO VOTE FOR ANY OTHER PERSON DESIGNATED BY THE BOARD OF DIRECTORS.

                                        Please sign  exactly as name  appears to
                                        the left. Joint owners should each sign.
                                        Attorneys-in-fact,            executors,
                                        administrators, trustees, guardians or corporation officers should give full title. This proxy shall be valid and may be voted regardless of the form of signature, however.

                                        ----------------------------------------
                                                Signature of Stockholder

                                        ----------------------------------------
                                                Signature of Stockholder

                                        DATED:                            , 1997
                                        ----------------------------------------


        [ ] PLEASE CHECK HERE IF YOU WILL BE ABLE TO ATTEND THE MEETING.